Exhibit 10.1

This AGREEMENT, dated as of November 7, 2007 (the “Agreement”), is by and among Kraft Foods Inc., a Virginia corporation (the “Company”), and the other entities and persons signatory hereto (collectively, the “Investors”).

WHEREAS, the Board of Directors of the Company (the “Board”) intends to (1) increase the size of the Board from nine (9) to eleven (11) members and (2) appoint as directors to fill the two newly created vacancies Lois D. Juliber and Frank G. Zarb, with terms expiring in 2008;

WHEREAS, at the Company’s 2008 annual meeting of shareholders, the Board intends to nominate for election as a member of the Board, and recommend that the shareholders of the Company vote to elect as a director of the Company, Ms. Juliber and Mr. Zarb;

WHEREAS, the Investors economically own (as defined below) the interests in Class A Common Stock, without par value, of the Company (the “Common Stock”) specified on Schedule A of this Agreement; and

WHEREAS, the Investors support the election of the two new directors to the Board;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

REPRESENTATIONS

SECTION 1.1.  Authority; Binding Agreement.  (a) The Company hereby represents that this Agreement and the performance by the Company of its obligations hereunder (i) has been duly authorized, executed and delivered by it, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (ii) does not require the approval of the shareholders of the Company and (iii) does not and will not violate any law, any order of any court or other agency of government, the Articles of Incorporation of the Company, as amended, or the Amended and Restated By-laws of the Company, or any stock exchange rule or regulation, or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

(b)  Each of the Investors represents and warrants that this Agreement and the performance by such Investor of its obligations hereunder (i) has been duly authorized, executed and delivered by such Investor, and is a valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, (ii) does not require approval by any owners or holders of any equity interest in such Investor (except as has already been obtained) and (iii) does not and will not violate any law, any order of any court or other agency of government, the charter or other organizational documents of such Investor, as amended, or any provision of any agreement or other instrument to which such Investor or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or instrument.

SECTION 1.2.  Interests in Common Stock.  The Investors hereby represent and warrant that, as of the date hereof, they and their Affiliates (as such term is hereinafter defined) are, collectively, the “economic owners” (as such term is hereinafter defined) of such number of shares of Common Stock (the “Shares”) as are accurately and completely set forth (including, without limitation, as to the form of ownership) on Schedule A.  Within 5 business days after the end of each calendar quarter during the Standstill Period (as such term is hereinafter defined), commencing with the quarter ending December 31, 2007, Trian Fund Management, L.P., on its own behalf and on behalf of the Investors, shall provide written certification to the Company that they and their Affiliates did not, in the aggregate, economically own more than 9.9% of the outstanding shares of Common Stock at any time during such quarter.

SECTION 1.3.  Defined Terms.  For purposes of this Agreement:

(a)  “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, with respect to the Investors, shall include Triarc Companies, Inc. and its Affiliates but shall not include (i) any fund, account or entity as to which Deerfield Capital Management, LLC provides investment advice or management services of the nature provided on the date hereof so long as there is not any material change in the relationship between Deerfield Capital Management, LLC and any Investor or any Affiliate of any Investor (and provided that none of the Investors participates in or encourages any investment in capital stock of the Company by any such fund, account or entity) or (ii) with respect to any entity whose equity securities are registered under the Exchange Act (or are publicly traded in a foreign jurisdiction), such entity solely by reason of the fact that a principal of any of the Investors serves as a member of its board of directors or similar governing body, unless the Investors or their Affiliates otherwise control such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act).

(b)  The terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.  The terms “economic owner” and “economically own” shall have the same meanings as “beneficial owner” and “beneficially own”, except that a person will also be deemed to economically own and to be the economic owner of (i) all shares of Common Stock which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all shares of Common Stock in which such person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of shares of Common Stock.

(c)  The “Standstill Period” means the period from the date of this Agreement through the earlier of (x) the date that is 60 days prior to the first day of the notice period specified in the advance notice bylaw applicable to the Company’s 2010 annual meeting of shareholders and (y) such date, if any, as the Company shall have materially breached any of its commitments or obligations set forth hereunder and shall not have cured such breach after 15 days’ written notice from the Investors; provided, that the Investors may terminate the Standstill Period at any time by written notice to the Company if (a) the Company has announced or entered into a definitive agreement providing for, or has recommended that its shareholders support, an Extraordinary Matter (as hereinafter defined) or (b) the Nominating Committee of the Board does not deliver to the Investors, on or prior to the date that is 60 days prior to the first day of the notice period specified in the advance notice bylaw applicable to the Company’s 2009 annual meeting of shareholders, its written commitment to include Lois D. Juliber and Frank G. Zarb (or the applicable replacement nominee(s) agreed pursuant to clause (c) below) in the Company’s slate of nominees for director of the Company for the Company’s 2009 annual meeting, unless in either case, she or he (or such replacement nominee) refuses to serve or (c) in the event that (i) either Ms. Juliber or Mr. Zarb is unable to serve as a director of the Company as a result of her or his death or incapacity or her or his failure to be elected at the Company's 2008 annual meeting (other than in the case of her or his refusal to serve) and (ii) the Company and the Investors fail to agree on a replacement nominee (or the Company fails to appoint such agreed replacement nominee to the Board) within 90 days following the date that she or he ceased to be a director of the Company (in the event that a replacement nominee is so agreed and appointed, references to the applicable former director in Section 2.1(b) and Section 2.1(c) shall be deemed to be references to such replacement).

(d)  “Extraordinary Matter” means (x) any merger, consolidation, share exchange, recapitalization or other business combination, in each case as a result of which the holders of the Common Stock of the Company immediately prior to consummation of such transaction would cease to own at least a majority of the outstanding shares of common stock of the resulting company (or, if such resulting company is a subsidiary, then the ultimate parent company) or (y) any liquidation, dissolution or sale of all or substantially all of the assets of the Company, in each case that is subject to Company shareholder approval.

ARTICLE II

COVENANTS

SECTION 2.1.  Directors.  (a) As promptly as practicable following the date of this Agreement the Company shall (a) increase the size of the Board from nine (9) to eleven (11) directors and (b) appoint Lois D. Juliber and Frank G. Zarb as a director of the Company, in each case with terms expiring at the Company’s 2008 annual meeting.  For the avoidance of doubt, the Company may at any time or from time to time increase or decrease the size of the Board and/or change its composition.

(b)  The Company agrees that, provided that the Standstill Period has not terminated, the Board will:

(1)
nominate each of Ms. Juliber and Mr. Zarb (other than in the case of her, his or their refusal to serve), together with the other persons included in the Company's slate of nominees for director, as a director of the Company, in each case with a term expiring at the Company’s 2009 annual meeting; and

(2)
recommend that the shareholders of the Company vote to elect Ms. Juliber and Mr. Zarb as a director of the Company at the 2008 annual meeting and, if renominated by the Nominating Committee, the 2009 annual meeting.

(c)  The Company shall use all reasonable best efforts (which shall include the solicitation of proxies) to ensure that each of Ms. Juliber and Mr. Zarb are elected at the 2008 annual meeting and, if renominated by the Nominating Committee, the 2009 annual meeting.

SECTION 2.2.  Voting Provisions.  During the Standstill Period, the Investors, together with their respective Affiliates, will cause all shares of Common Stock for which they have the right to vote as of the record date for any meeting of shareholders to be present for quorum purposes and to be voted at any such meeting or at any adjournments or postponements thereof, (x) in favor of each director nominated and recommended by the Board for election at any such meeting and (y) against any shareholder nominations for director which are not approved and recommended by the Board for election at any such meeting.

SECTION 2.3.  Actions by the Investors.  Each of the Investors agrees that, during the Standstill Period, neither it nor any of its Affiliates will, unless specifically requested or authorized in writing by a resolution of a majority of the Directors, directly or indirectly:

(a)  purchase or cause to be purchased or otherwise acquire or agree to acquire economic ownership of, any Common Stock or other securities issued by the Company, if in any such case, immediately after the taking of such action the Investors, together with their respective Affiliates, would, in the aggregate, economically own more than 9.9% of the then outstanding shares of Common Stock;

(b)  form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, or grant any proxy with respect to any shares of Common Stock (other than to a designated representative of the Company pursuant to a proxy statement of the Company), other than solely with other Investors or one or more Affiliates of an Investor with respect to the Shares and any other shares of Common Stock acquired in compliance with paragraph (a) above or to the extent such a group may be deemed to result with the Company or any of its Affiliates as a result of this Agreement;

(c)  solicit proxies or written consents of shareholders, or conduct any nonbinding referendum with respect to Common Stock, or make, or in any way participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act (but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) from the definition of “solicitation”) to vote any shares of Common Stock with respect to any matter, or become a participant in any contested solicitation for the election of directors with respect to the Company (as such terms are defined or used in the Exchange Act and the Rules promulgated thereunder), other than solicitations or acting as a participant in support of all of the Company’s nominees;

(d)  seek to call, or to request the call of, or call a special meeting of the shareholders of the Company, or seek to make, or make, a shareholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the shareholders of the Company, or make a request for a list of the Company’s shareholders, or seek election to the Board, seek to place a representative on the Board or seek the removal of any director from the Board, or otherwise acting alone, or in concert with others, seek to control or influence the governance or policies of the Company;

(e)  effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings whether or not legally enforceable with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or economic ownership thereof as defined herein), or any material assets or businesses, of the Company or any of its subsidiaries, except pursuant to the limits specified in paragraph (a) above, (ii) any tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving the Company or any of its subsidiaries, or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(f)  publicly disclose, or cause or facilitate the public disclosure (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of any intent, purpose, plan or proposal to obtain any waiver, or consent under, or any amendment of, any of the provisions of Sections 2.2 or 2.3, or otherwise (i) seek in any manner to obtain any waiver, or consent under, or any amendment of, any provision of this Agreement or (ii) bring any action or otherwise act to contest the validity of this Section 2.3 or seek a release from the restrictions contained in this Section 2.3;

(g)  unless required by law, make or issue or cause to be made or issued any public disclosure, announcement or statement (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) (i) in support of any solicitation described in paragraph (c) above (other than solicitations by the Company), (ii) in support of any matter described in paragraph (d) above, (iii) concerning any potential matter described in paragraph (e) above or (iv) negatively commenting upon the Company, including the Company’s corporate strategy, business, corporate activities or management; or

(h)  enter into any discussions, negotiations, agreements or understandings with any Person with respect to the foregoing or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing.

Notwithstanding the foregoing, nothing in this Section 2.3 shall be deemed to in any way restrict or limit the Investors’ ability to (a) discuss any matter confidentially with the Company, the Board or any of its members, (b) take any action required by applicable law (whether or not otherwise restricted by this Section 2.3) or (c) communicate, on a confidential basis, with attorneys, accountants or financial advisors (excluding any such advisor who has taken any action that if taken by the Investors would violate this Section 2.3).

SECTION 2.4.  [Intentionally Omitted.]

SECTION 2.5.  Additional Preparations by the Investors.  As of the date of this Agreement, the Investors are not engaged in any discussions or negotiations and do not have any agreements or understandings, whether or not legally enforceable, concerning the acquisition of economic ownership of any Common Stock, and have no actual knowledge that any other shareholders of the Company have any present or future intention of taking any actions that if taken by the Investors would violate any of the terms of this Agreement. The Investors agree during the Standstill Period to refrain from taking actions which are intended by the Investors to encourage other shareholders to engage in such actions referred to in the previous sentence.

SECTION 2.6.  Form of Ownership.  The Investors will take all steps necessary, if any, so that on or before January 25, 2008 (such actual date, subject to extension as provided in the second proviso to this sentence, the "Conversion Date"), an amount of shares of Common Stock equal to no less than 2% of the Company's then outstanding Common Stock (based on the Company's most recent periodic or current report filed with the Securities and Exchange Commission as of the date of conversion, it being agreed that for the purpose of this calculation, the number of outstanding shares of Common Stock shall not exceed 1,576,711,404) shall be beneficially owned and owned of record in the form of shares (including, for this purpose, through a nominee such as Cede & Co., the nominee of the Depository Trust Company, or similar organization); provided, however, that in no event shall the Investors be required to purchase any additional shares of Common Stock beyond the number of shares set forth on Schedule A; and provided, further, that if such conversion of shares of Common Stock requires filing and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), then such filing shall be made on or before December 1, 2007, and the Conversion Date shall be extended to the date which is two business days after such waiting period expires or is terminated if after January 25, 2008.  In connection with the conversion into Common Stock referenced in this Section 2.6, the Company agrees to make appropriate filings in a timely manner under the HSR Act and use commercially reasonable efforts to cooperate in all respects with any filing or submission by the Investors with respect to the HSR Act.

SECTION 2.7.  Publicity.  Promptly after the execution of this Agreement, the Company will issue a press release in the form attached hereto as Schedule B.

ARTICLE III

OTHER PROVISIONS

SECTION 3.1.  Remedies.  (a) Each party hereto hereby acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in the Chancery Court of the State of Delaware or if such court does not accept jurisdiction then any state or federal court in the State of Delaware, or, if such courts do not accept jurisdiction then any state or federal court in the State of New York, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(b)  Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in the Chancery Court of the State of Delaware, or if such court does not accept jurisdiction then any state or federal court in the State of Delaware, or, if such courts do not accept jurisdiction then any state or federal court in the State of New York (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 3.3 will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the Chancery Court of the State of Delaware or if such court does not accept jurisdiction then the state or federal courts in the State of Delaware, or, if such courts do not accept jurisdiction then any state or federal court in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

SECTION 3.2.  Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

SECTION 3.3.  Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy, when such telecopy is transmitted to the telecopy number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Kraft Foods Inc.
Three Lakes Drive
Northfield, Illinois 60093-2753
Facsimile: (847) 646-2950
Attention: Corporate Secretary

with a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019
Facsimile: (212) 474-3700
Attention:     Philip A. Gelston, Esq.
Faiza J. Saeed, Esq.

if to the Investors:

Trian Fund Management, L.P.
280 Park Avenue, 41st Floor
New York, New York 10017
Facsimile: (212) 451-3216
Attention: Brian L. Schorr, Chief Legal Officer

with a copy to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Facsimile: (212) 504-6666
Attention:  Dennis J. Block, Esq.

SECTION 3.4.  Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any conflict of laws provisions thereof.

SECTION 3.5.  Further Assurances.  Each party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents,

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as may be reasonably required or requested by the other party in order to effectuate fully the purposes, terms and conditions of this Agreement.

SECTION 3.6.  Third-Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 3.7.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

KRAFT FOODS INC.,

by
/s/ Irene B. Rosenfeld
Name: Irene B. Rosenfeld
Title: Chairman & CEO

TRIAN PARTNERS, L.P.

By: Trian Partners GP, L.P., its general partner

By: Trian Partners General Partner, LLC, its general partner by:
/s/ Peter W. May
Name: Peter W. May
Title: Member

TRIAN PARTNERS MASTER FUND, L.P.

By: Trian Partners GP, L.P., its general partner

By: Trian Partners General Partner, LLC, its general partner by:
/s/ Peter W. May
Name: Peter W. May
Title: Member

TRIAN PARTNERS PARALLEL FUND I, L.P.

By: Trian Partners Parallel Fund I General Partner, LLC, its general partner by:
/s/ Peter W. May
Name: Peter W. May
Title: Member

TRIAN PARTNERS PARALLEL FUND II, L.P.

By: Trian Partners Parallel Fund II GP, L.P., its general partner

By: Trian Partners Parallel Fund II General Partner, LLC, its general partner by:
/s/ Peter W. May
Name: Peter W. May
Title: Member

TRIAN SPV (SUB) III, L.P.

By: Trian Partners GP, L.P., its general partner

By: Trian Partners General Partner, LLC, its general partner by:
/s/ Peter W. May
Name: Peter W. May
Title: Member

TRIAN FUND MANAGEMENT, L.P.

By: Trian Fund Management GP, LLC, its general partner

by:
/s/ Peter W. May
Name: Peter W. May
Title: Member

/s/ Nelson Peltz
NELSON PELTZ

/s/ Peter W. May
PETER W. MAY

/s/ Edward P. Garden
EDWARD P. GARDEN

SCHEDULE A

The Investors beneficially own, in the aggregate, 37,326,183 shares of Common Stock.  All of these shares are owned through a series of back-to-back call and put transactions as a result of which the Investors are subject to the same economic gain or loss as if they had purchased the underlying shares.  These call options are exercisable for the underlying shares at any time.  The Investors party to these transactions and the corresponding number of shares underlying such transactions are set forth below.

Investor	Shares of Common Stock

Trian Fund Management, L.P.	729,059[1]

Trian Partners, L.P.	3,426,965

Trian Partners Master Fund, L.P.	10,750,955

Trian Partners Parallel Fund I, L.P.	393,597

Trian Partners Parallel Fund II, L.P.	89,032

Trian SVP (SUB) III, L.P.	21,936,575

1 These shares are held in a separately managed account managed by Trian Fund Management, L.P.